Exhibit 99.1

Excel Corporation Announces $4.4 Million Hybrid Financing

Company Enters Settlement Agreement with E-Cig Ventures Exercising Option to Repurchase
Merchant Residuals and Simultaneously Enters into a Sale and Credit Facility with BlueAcre
Ventures Resulting in Increased Cash and Annual Finance Cost Savings of $0.6 Million

NEW YORK, New York, July 7, 2014 – Excel Corporation (OTC: EXCC), a fast growing U.S. merchant services provider today announced that it recently completed a $4.4 million financing transaction with BlueAcre Ventures LLC (“BlueAcre”), including the sale of $100,000 of the Company’s merchant residual portfolio for cash of $2.8 million and performance-based payments of a further $400,000 over the next three years, combined with a $1.2 million, three-year term loan. The comprehensive, multipart transaction provided for the Company’s wholly-owned subsidiary, Payprotec Oregon LLC dba Securus Payments (“Securus”) to repurchase $200,000 of monthly merchant portfolio residuals previously sold to E-Cig Ventures LLC (“E-Cig”), resulting in increased cash and expected net finance cost savings of approximately $0.6 million per year.

On June 30, 2014, the Company entered into a Settlement and Release Agreement with E-Cig, settling all amounts due and exercising its option to repurchase $200,000 of monthly merchant portfolio residuals previously sold under the Residual Purchase Agreement and related Option Agreement executed by Securus and E-Cig on January 28, 2014. Under the terms of the settlement, the Company paid $2.4 million in cash and issued a note to E-Cig for $300,000, payable in twelve equal monthly payments starting on October 1, 2014, at a six percent annual interest rate (the “Note”). Upon final payment of the Note, E-Cig shall surrender 1,000,000 shares of the Company’s Common Stock originally issued to E-Cig in connection with the Company’s purchase of E-Cig’s 10% membership interest in Securus in April 2014.

Simultaneously with the settlement, the Company executed new financing arrangements with BlueAcre whereby Securus sold $100,000 of its monthly residuals for an immediate cash payment of $2.8 million, with the ability to receive additional cash payments totaling $400,000 over the next three years. BlueAcre also loaned $1.2 million to the Company under a promissory note bearing simple interest of 15% per year that may be reduced to as low as 11% per year (the “BAV Note”), such interest rate reductions based on the achievement of certain milestones with respect to signing new merchant customer applications. The BAV Note is secured by current residuals and may be prepaid by the Company anytime during the first twelve months, subject to minimum prepayment penalties. In connection with the sale of the monthly residuals and the issuance of the BAV Note, Securus entered into an ISO agreement whereby it agreed to sign new customers for merchant processing services with an affiliate of BlueAcre. The ability of the Company to receive the additional payments and interest rate reductions are tied to certain minimum performance criteria under the ISO agreement.

Excel Corporation’s new CEO and President, T. A. "Kip" Hyde, Jr. stated, “When our new CFO, Bob Winspear and I joined Excel in mid-May, we recognized that our first priority was the restructuring and repurchase of the merchant portfolio residual base previously sold to E-Cig Ventures by our Securus subsidiary. After evaluating multiple offers, the unique hybrid residual sale and term loan financing structure provided to us by BlueAcre Ventures was clearly the most financially beneficial transaction for the Company, maximizing both the initial cash payment and retention of our most valuable current asset, Securus’ merchant portfolio. In addition, BlueAcre’s processing affiliate, BlueSquare Resolutions brings a number of new sales tools and strategic benefits, unavailable from our other bidders. Completing this series of transactions was a team effort, and sets a firmer financial foundation for the Company to continue growing. We look forward to growing our merchant sales and leasing business with both our current primary partner, First Data Merchant Services, and new partner, BlueSquare Resolutions.”

Additional information regarding this financing may be found in Excel Corporation's Report on Form 8-K, filed with the Securities and Exchange Commission (SEC) on July 7, 2014 and may be obtained from the SEC's Internet website at www.sec.gov.

About Excel Corporation

Excel Corporation, through its recently acquired wholly-owned subsidiary, Payprotec Oregon, LLC d/b/a Securus Payments is a single source provider for all types of merchant payment processing needs. Headquartered in New York City, the Company is a full service credit card processor, with sales and merchant support offices in Portland, OR, San Diego, CA and West Palm Beach, FL. Through our primary processing partner, First Data Merchant Services, we provide rapid clearing of payments, with the highest level of data security available in the industry today. We have merchant account solutions to meet the unique needs of each industry segment we service and offer a variety of credit card, debit card, gift and loyalty card processing options and equipment to scale with the distinctive business plans of our clients. Excel Corporation common stock is traded Over-The-Counter under stock symbol: EXCC.

#           #           #

All statements from Excel Corporation in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:
Excel Corporation
bob@solutionstoexcel.com